QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-130478 of our report dated April 5, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003), relating to the financial statements of Venoco, Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
September 15, 2006

QuickLinks

  Exhibit 23.1